Exhibit 10.2

AMENDMENT

TO THE

2006 STOCK PLAN FOR

NON-EMPLOYEE DIRECTORS OF

HONEYWELL INTERNATIONAL INC.

Pursuant to the authority granted to proper officers of Honeywell International Inc. (the “Company”) by the Board of Directors of the Company on September 26, 2008, effective September 26, 2008, the 2006 Stock Plan for Non-Employee Directors of Honeywell International Inc. (the “Plan”) is hereby amended by replacing Schedule A of the Plan in its entirety with the attached Schedule A.

HONEYWELL INTERNATIONAL INC.

/s/ Mark James
Mark James Senior Vice President – Human Resources and Communications

Dated: October 16, 2008

SCHEDULE A

BOARD POLICY FOR NON-EMPLOYEE DIRECTOR EQUITY AWARDS

Grant of Restricted Stock. Each Eligible Director first elected or appointed to the Board before September 26, 2008 received a grant of 3,000 Shares of Restricted Stock effective as of the first date the Eligible Director was elected or appointed to the Board. The restrictions on Shares of Restricted Stock held by Participants who are non-employee directors of the Board on September 26, 2008 shall lapse upon the later to occur of (A) the first business day of the first open window period for trading of the Company’s securities occurring in 2009, or (B) the earliest of the Participant’s fifth anniversary of continuous service as a director of the Company, the director’s death or disability or the occurrence of a Change in Control (the “Restricted Period”). The Participant shall forfeit all Shares with respect to which such restrictions do not lapse at the end of the Restricted Period.

Grant of Restricted Units. Each Eligible Director first elected or appointed to the Board on or after September 26, 2008 will receive a grant of 3,000 Restricted Units effective as of the first date the Eligible Director is elected or appointed to the Board. The Restricted Units shall vest on the earliest of the Participant’s fifth anniversary of continuous service as a director of the Company, the Participant’s death or disability or the occurrence of a Change in Control. The Participant may defer receipt of payment of such Restricted Units on substantially the same terms and conditions as officers of the Company with respect to grants of restricted units they receive.

Grant of Stock Options. Each Eligible Director who continues in office following the Annual Meeting of Shareowners will receive a grant of 5,000 Stock Options with an Exercise Price equal to the Fair Market Value as of such date. The Stock Options will vest in cumulative installments of 25% on April 1 of the first year following the date of grant, an additional 25% on April 1 of the second and third years following the date of grant, and the remaining 25% on April 1 of the fourth year following the date of grant.